TRANSGLOBE ENERGY CORPORATION ANNOUNCES
INITIATION OF A NORMAL COURSE ISSUER BID

TSX: “TGL” & NASDAQ: “TGA”

CALGARY, Alberta March 26, 2015 TransGlobe Energy Corporation ("TransGlobe" or the "Company") (TSX: TGL) is pleased to announce that the Toronto Stock Exchange (the "TSX") accepted the Company’s notice of intention to make a normal course issuer bid for its common shares.  From time to time, common shares may become available for purchase at prices that make them an attractive investment and an advantageous use of the Company’s funds.  The Company expects that the purchase of common shares will benefit the remaining shareholders of the Company by increasing their equity interest in the Company's assets.

On March 25, 2015, there were 75,259,161 common shares outstanding and the public float was 62,075,852 common shares.  Under the normal course issuer bid, the Company may acquire up to 6,207,585 common shares, which is equal to 10% of the public float.  The maximum number of common shares that may be acquired by the Company during the same trading day is 89,289 being 25% of the Company’s average daily trading volume of 357,159 for the previous six completed calendar months, subject to the Company’s ability to make one block purchase of common shares per calendar week that exceeds such limit.  All purchases of common shares will be made through the facilities of the TSX and alternative trading systems in Canada through which the common shares may trade from time to time at the market price of the shares at the time of acquisition.  Any shares acquired will be cancelled.  During the past 12 months, no shares have been repurchased by TransGlobe.

The normal course issuer bid will commence on March 31, 2015, and will terminate on March 30, 2016 or such earlier date on which TransGlobe completes its purchases of common shares under the normal course issuer bid or terminates the normal course issuer bid at its option.

Further, the Company has entered into an automatic share purchase plan with a broker in order to facilitate repurchase of its common shares. Under the Company's automatic share purchase plan, the Company's broker may repurchase shares under the normal course issuer bid during the Company's self‑imposed blackout periods. Purchases will be made by the Company's broker based upon the parameters prescribed by the TSX and applicable securities laws and the terms of the parties' written agreement. The automatic share purchase plan has been approved by the TSX and will be implemented for a six month term effective March 31, 2015.

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company focused in Egypt. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe's Convertible Debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

Cautionary Statement to Investors:
This news release may include certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to possible future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Although TransGlobe’s forward-looking statements are based on the beliefs, expectations, opinions and assumptions of the Company’s management on the date the statements are made, such statements are inherently uncertain and provide no guarantee of future performance. In particular, this press release contains forward-looking statements regarding the Company's appraisal, development and evaluation plans and the focus of the Company's exploration budget. In addition, information and statements relating to “resources” are deemed to be forward-looking information and statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources described exist in the quantities predicted or estimated, and that the resources described can be profitably produced in the future. Actual results may differ materially from TransGlobe’s expectations as reflected in such forward-looking statements as a result of various factors, many of which are beyond the control of the Company. These factors include, but are not limited to, unforeseen changes in the rate of production from TransGlobe’s oil and gas properties, changes in price of crude oil and natural gas, adverse technical factors associated with exploration, development, production or transportation of TransGlobe’s crude oil and natural gas reserves, changes or disruptions in the political or fiscal regimes in TransGlobe’s areas of activity, changes in tax, energy or other laws or regulations, changes in significant capital expenditures, delays or disruptions in production due to shortages of skilled manpower, equipment or materials, economic fluctuations, and other factors beyond the Company’s control. With respect to forward-looking statements contained in this press release, assumptions have been made regarding, among other things: the Company’s ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company’s capital programs; geological and engineering estimates in respect of the Company’s reserves and resources; and the geography of the areas in which the Company is conducting exploration and development activities. TransGlobe does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, other than as required by law, and investors should not attribute undue certainty to, or place undue reliance on, any forward-looking statements. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

For further information, please contact: Investor Relations Steve Langmaid Telephone: 403.444.4787 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com